Exhibit 99.1

November 8, 2022

Board of Directors
Equillium, Inc.
2223 Avenida de la Playa, Suite 105
La Jolla, CA 92037

Re: Amendment No. 1 to the Registration Statement on Form S-4 of Equillium, Inc. (File No. 333-268024), filed on November 8, 2022, relating to shares of Common Stock, par value $0.0001 per share (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated September 6, 2022 (the “Opinion”), with respect to the fairness, from a financial point of view, of the Merger (as defined in the Opinion) pursuant to the Agreement and Plan of Merger dated September 6, 2022, and amended on October 26, 2022, (the “Merger Agreement”), by and among Equillium Inc. (“Equillium”), Equillium Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Equillium, Triumph Acquisition Sub, Inc., a Delaware corporation and indirect wholly-owned subsidiary of Equillium, Triumph Merger Sub, Inc., a Delaware corporation and indirect wholly-owned subsidiary of Equillium, and Metacrine, Inc.

The Opinion is provided for the information and assistance of the Board of Directors of Equillium in connection with its consideration of the transactions contemplated in the Merger Agreement. Vantage Point Advisors, Inc. (“we”, “our” or “us”) understands our opinion will be in the annexes to the Registration Statement. In that regard, we hereby consent to the reference to our Opinion under the captions “Summary — Opinion of Equillium’s Financial Advisor”, “Risk Factors — Risk Factors relating to the Merger — The opinions obtained by the Equillium and Metacrine Board from their respective financial advisors do not and will not reflect changes in circumstances after the date of such opinions”, “The Merger — The Background of the Merger”, “The Merger — Equillium’s reasons for the Merger; Recommendation of the Stock Issuance by the Equillium Board”, and “The Merger — Opinions of Financial Advisors — Opinion of Equillium’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Vantage Point Advisors, Inc.